Exhibit 10.1

R1 RCM INC.

November 7, 2022

Mr. Joseph Flanagan

Re: Offer Letter

Dear Joe:

Reference is made to the offer letter, dated March 23, 2021 (as amended as of April 27, 2013, April 29, 2014, and March 6, 2019, the “Offer Letter”) between you and R1 RCM Inc. (previously known as Accretive Health, Inc.), a Delaware corporation (the “Company”). The Offer Letter will remain effective until December 31, 2022. This letter agreement (this “Agreement”), which will become effective January 1, 2023, amends, restates and supersedes the Offer Letter in its entirety, and sets forth all of the terms and conditions of your employment with the Company beginning January 1, 2023.

1.

At-Will Employment. Your employment with the Company under this Agreement will begin January 1, 2023 and terminate on June 30, 2023, or such other date as mutually agreed upon by the parties (the “Employment Term”). Your employment with the Company will be “at-will,” and will be terminable by you or the Company at any time and for any reason (or no reason), subject to the terms and conditions hereof.

2.

Title and Reporting. During the term of your employment with the Company, you will (i) serve as Executive Advisor to the Chief Executive Officer (the “CEO”), (ii) report directly to the Board of Directors of the Company (the “Board”), and (iii) continue to serve as a member of the Board.

3.

Duties and Responsibilities. You will have the duties and responsibilities that are normally associated with the positions described above and such executive responsibilities as may be prescribed by the CEO and Board from time to time and that are consistent with the position of Executive Advisor to the CEO. During your period of employment, you will make yourself reasonably available to the CEO and Board and to provide full-time services to the Company; provided that the foregoing will not prevent you from (i) participating in charitable, civic, educational, professional, community or industry affairs, and (ii) managing your passive personal investments, in each case, so long as such activities, individually or in the aggregate, do not materially interfere with your duties hereunder or create a potential business or fiduciary conflict.

4.

Base Salary. You will receive a base salary of $200,000 per quarter which will be paid in equal installments in accordance with the Company’s normal payroll practices as in effect from time to time. The base salary as determined herein from time to time will constitute “Base Salary” for purposes of this Agreement. For the avoidance of doubt, you will not receive any additional compensation for your service on the Board.

5.

Annual Bonus. You will be eligible to receive an annual cash incentive award in respect of the 2022 calendar year based on the achievement of Company financial performance and performance goals established by the Board (or its Human Capital Committee), so long as you remain employed by the Company through the date such bonuses are paid. You acknowledge and agree that you will not be eligible for any bonus with respect to the 2023 calendar year.

6.

Equity Awards. The performance-based restricted stock units (the “PBRSUs”) granted to you on May 1, 2021 and June 21, 2022 are subject to and governed by the terms and conditions of (i) the Company’s Third Amended and Restated 2010 Stock Incentive Plan, as amended from time to time and (ii) the respective award agreements evidencing such awards. In the event you remain employed in good standing (as determined by the Board) throughout the Employment Term and do not voluntarily terminate your employment pursuant to Section 9(a), subject to your signing a general release of claims in favor of the Company in a form reasonably satisfactory to the Company, the Time-Based Condition (as such term is defined in the relevant award agreement) of such awards shall be deemed satisfied for a pro-rata amount of the Granted PBRSUs (the “Pro-Rata Shares”), with such amount to be determined by multiplying the Granted PBRSUs (as such term is defined in the relevant award agreement) by a fraction, the numerator of which is the number of days from the Grant Date (as such term is defined in the relevant award agreement) through and including the effective date of termination, and the denominator of which is the number of days from the Grant Date through and including the Performance Measurement Date (as such term is defined in the relevant award agreement). The number of Granted PBRSUs that subsequently become vested on the Performance Measurement Date shall equal the product of (i) the Pro-Rata Shares and (ii) the percentage level at which the Performance-Based Condition (as such term is defined in the relevant award agreement) has been satisfied. You acknowledge and agree that you will not be granted equity awards with respect to your employment on or after January 1, 2023.

7.

Employee Benefits. You will be entitled to participate in the employee and fringe benefit plans and programs (including, without limitation, health, retirement and vacation programs) of the Company in effect during your employment that are generally available to the senior management of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

8.

Restrictions on Transfer of PBRSU Shares. Capitalized terms used in this Section 8 but not otherwise defined in this Agreement have the meanings ascribed to such terms in that certain Amended and Restated Grant of Performance Based Awards, dated as of December 20, 2017 (the “2017 PBRSU Agreement”). Any and all PBRSU Shares ceased to be subject to the PBRSU Shares Transfer Restrictions effective as of January 15, 2022. Except as expressly set forth in this Section 8, the terms and conditions of the 2017 PBRSU Agreement shall remain in full force and effect.

9.	Termination.

(a)

Your employment with the Company and its subsidiaries will terminate (i) upon your thirty (30) days’ prior written notice to the Company of your voluntary termination of employment (which the Company may, in its sole discretion, make effective earlier than any notice date), (ii) immediately upon your death or upon written notice by the Company to you of a termination of employment for Cause or without Cause (other than for death or “Disability” (as defined in Section 9(b)(ii) hereof)), or (iii) upon ten (10) days’ prior written notice by the Company to you of your termination of employment due to Disability. You acknowledge and agree that none of the changes contemplated in this Agreement gives rise to “Good Reason,” as defined under any agreement between you and the Company.

(b)	For purposes of this Agreement:

(i)

“Cause” means: (A) your conviction of, or plea of guilty or nolo contendere to, a felony; (B) in carrying out your duties hereunder, your engaging in conduct that constitutes gross neglect or willful misconduct and that, in either case, results in material economic or reputational harm to the Company; (C) your willful breach of any provision of this Agreement or any applicable non-disclosure, non-competition, non-solicitation or other similar restrictive covenant obligation owed to the Company, and such breach results in material economic or reputational harm to the Company; (D) your repeated refusal, or failure to undertake good faith efforts, to perform your material duties and responsibilities hereunder for the Company; or (E) your engaging in willful misconduct resulting in or intended to result in direct personal gain to you at the Company’s expense.

(ii)

“Disability” means you have been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform your duties and responsibilities hereunder for a period of one hundred eighty (180) days in any three hundred, sixty-five (365)-day period.

10.

Payments Upon Termination. In the event of your termination of employment from the Company for any reason on or after January 1, 2023, you acknowledge and agree that you will not be entitled to severance payments or benefits. Following any such termination, you will be entitled to receive (i) any unpaid Base Salary through the date of termination, (ii) reimbursement in accordance with applicable Company policy for any unreimbursed business expenses incurred through the date of termination, (iii) any accrued but unused vacation time in accordance with Company policy, and (iv) all other payments, benefits or fringe benefits to which you are entitled under the terms of any applicable compensation or equity arrangement or employee benefit plan or program of the Company.

11.

Proprietary Interests Protection Agreement. As a condition to your continued employment, you acknowledge and agree that you remain subject to, and bound by, the Proprietary Interests Protection Agreement, as amended and attached hereto as Exhibit A.

12.

No Assignments. This Agreement is personal to each of the parties hereto. Except as provided herein, no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company will require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” means the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13.

Professional Fees. Upon presentation of documentation in a form acceptable to the Company, the Company will pay or reimburse you for reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement.

14.

Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

15.

Governing Law. The terms of this Agreement and your employment with the Company will be governed by the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.

16.

Indemnification and Liability Insurance. The Company will continue to provide you with indemnification protection and directors’ and officers’ liability insurance coverage to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company. In addition to the foregoing, you will continue to be covered by the Company’s standard form of indemnification agreement on the same basis as all other current officers and directors of the Company.

17.	Section 409A Compliance.

(a)

The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or for damages for failing to comply with Code Section 409A.

(b)

A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that is considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to you in a lump sum and all remaining payments and benefits due under this Agreement (if any) will be paid or provided in accordance with the normal payment dates specified for them herein.

(c)

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments will be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)

For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.

(e)

Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

18.

Entire Agreement; Amendment. This Agreement (including the Proprietary Interests Protection Agreement attached hereto as Exhibit A), the indemnification agreement between you and the Company and the equity award agreements entered into by and between you and the Company constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral, including, but not limited to, the Offer Letter, provided, however, that the provisions of this Agreement and the exhibit hereto are in addition to and complement (and do not supersede) any other written agreement(s) or parts thereof between you and the Company or any of its affiliates that create restrictions on you with respect to confidentiality, non-disclosure, non-competition, non-solicitation or non-disparagement. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Agreement is intended to be a binding obligation on you and the Company regarding your employment with the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of your employment with the Company, please sign and date one copy of this Agreement and return the same to us for the Company’s records. You should make a copy of the executed Agreement for your records.

Very truly yours,

/s/ Kate Sanderson
Kate Sanderson EVP, Chief Human Resources Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment with the Company, and I hereby confirm my agreement to the same.

Dated: November 7, 2022	/s/ Joseph Flanagan
Joseph Flanagan

Signature Page - Joseph Flanagan Amended and Restated Offer Letter Agreement

EXHIBIT A

PROPRIETARY INTERESTS PROTECTION AGREEMENT

R1 RCM Inc.

Proprietary Interests Protection Agreement

This Proprietary Interests Protection Agreement (this “Agreement”) is made and entered into by and between R1 RCM Inc. (the “Company”) and the undersigned employee (“Employee”).

In addition to other good and valuable consideration, Employee is expressly being given employment or continued employment with the Company including certain monies, benefits, training and/or trade secrets and other confidential information of the Company and its customers, suppliers, vendors or affiliates to which Employee would not have access but for Employee’s relationship with the Company in exchange for Employee agreeing to the terms of this Agreement. In consideration of the foregoing, Employee agrees as follows:

1.	Definitions.

(a)

The Company. For purposes of this Agreement, the “Company” shall mean R1 RCM Inc. and its affiliates, partners, joint ventures, predecessors and subsidiary entities, as well as its successors and assigns.

(b)

The Company’s Business. For purposes of this Agreement, the “Company’s Business” shall mean the development, marketing, sale and implementation of, among other things, revenue cycle management services and solutions, physician advisory services, and quality and cost products and services.

(c)

Confidential Information. For purposes of this Agreement, “Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which:

(i)	is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research or development of the Company; or

(ii)	is suggested by or results from any task assigned to Employee by the Company or work performed by Employee for or on behalf of the Company.

Confidential Information shall not be considered generally known to the public if Employee or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, performance standards, productivity standards, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

(d)	Restricted Area. For purposes of this Agreement, “Restricted Area” shall mean the United States of America.

(e)

Inventions. For purposes of this Agreement, “Inventions” shall mean all software programs, source or object code, improvements, formulas, developments, ideas, processes, techniques, know-how, data, and discoveries, whether patentable or unpatentable, conceived or reduced to practice by Employee while in the Company’s employ, either solely or jointly with others, and whether or not during regular working hours, and conceived or reduced to practice by Employee within one year of the termination of Employee’s employment with the Company that resulted from Employee’s prior work with the Company.

(f)	Company Inventions. For purposes of this Agreement, “Company Inventions” shall mean any Invention that either:

(i)	relates, at least in part, at the time of conception or reduction to practice of the Invention, to:

(A)	the Company’s Business, projects or products, or to the manufacture or utilization thereof; or

(B)	the Company’s actual or demonstrably anticipated research or development; or

(ii)	results, at least in part, from any work performed directly or indirectly by Employee for the Company; or

(iii)	results, at least in part, from the use of the Company’s time, materials, facilities or trade secret information.

2.

Non-Solicitation. During the time in which Employee performs services for the Company and for a period of eighteen (18) months after the termination of Employee’s employment with the Company, regardless of the reason, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:

(a)

Hire, recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any person who is or was an employee of the Company within the twelve (12) month period immediately preceding the termination of Employee’s employment; or Solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by Company, to any person, company or entity which was a customer or potential customer of Company for such products or services and with whom Employee had direct contact or about whom Employee learned Confidential Information at any time during the last twelve (12) months of his employment with Company.

3.	Non-Disclosure.

(a)

Employee will not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company, or directly or indirectly, disclose to anyone outside of the Company, either during or after Employee’s employment or relationship with the Company ends, the Company’s Confidential Information, as long as such matters remain Confidential Information.

(b)

This Agreement shall not prevent Employee from revealing evidence of criminal wrongdoing to law enforcement or prohibit Employee from divulging the Company’s Confidential Information by order of a court or agency of competent jurisdiction. However, Employee shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

(c)

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (A) where the disclosure is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (I) files any document containing the trade secret under seal and (II) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2). Nothing in this Agreement is intended to preclude or limit such federal laws.

4.

Return of Company Property. Employee agrees that, in the event that Employee’s employment with the Company is terminated for any reason, Employee shall immediately return all of the Company’s property, including without limitation, (i) tools, pagers, computers, printers, key cards, documents or other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and Employee shall not retain in Employee’s possession any copies of such information.

5.	Ownership of Inventions.

(a)	Employee shall disclose all Inventions promptly and fully to the Company.

(b)

Except as excluded in Section 5(e) below, Employee hereby agrees to and hereby grants and assigns to the Company all of Employee’s right, title and interest in and to all Company Inventions and agrees that all such Company Inventions shall be the Company’s sole and exclusive property to the maximum extent permitted by law.

(c)

Employee shall at the request of the Company (but without additional compensation from the Company): (i) execute any and all papers and perform all lawful acts that the Company deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States patents or copyrights and foreign patents or copyrights on any Company Inventions, (ii) execute such instruments as are necessary to assign to the Company or to the Company’s nominee, all of Employee’s right, title and interest in any Company Inventions so as to establish or perfect in the Company or in the Company’s nominee, the entire right, title and interest in such Company Inventions, and (iii) execute any instruments necessary or that the Company may deem desirable in connection with any continuation, renewal or reissue of any patents in any Company Inventions, renewal of any copyright registrations for any Company Inventions, or in the conduct of any proceedings or litigation relating to any Company Inventions. All expenses incurred by the Employee by reason of the performance of any of the obligations set forth in this Section 5(c) shall be borne by the Company.

(d)

Concurrent with Employee’s execution of this Agreement, Employee attaches a list and brief description of all unpatented inventions and discoveries, if any, made or conceived by Employee prior to Employee’s employment with the Company and that are to be excluded from this Agreement. If no such list is attached at the time of execution of this Agreement, it shall be conclusively presumed that Employee has waived any right he may have to any such invention or discovery which relates to the Company’s business.

(e)

Provisions (a) through (d) of this Section 5 regarding assignment of right, title and interest do not apply to Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (i) the Inventions relate either to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or (ii) the Inventions result from any work directly or indirectly performed by the Employee for the Company.

6.	Non-Competition.

(a)

During the time in which Employee performs services for the Company and for a period of twelve (12) months after the termination of Employee’s employment with the Company, regardless of the reason, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area:

(i)

own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by, any entity which is in competition with the Company’s Business in which the Employee would hold a position with responsibilities that are entirely or substantially similar to any position the Employee held during the last twelve (12) months of the Employee’s employment with the Company or in which the Employee would have responsibility for or access to confidential information that is similar to or relevant to that Confidential Information which the Employee had access to during the last twelve (12) months of the Employee’s employment with the Company; or

(ii)

provide services to any person or entity that engages in any business that is similar to, or competitive with the Company’s business if doing so would require Employee to use or disclose the Company’s Confidential Information.

(b)

Notwithstanding anything to the contrary, nothing in this Section 6 prohibits Employee from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

Employee acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Employee has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Employee agrees and acknowledges that the Company is currently engaging in business and actively marketing its services and products throughout the United States, that Employee’s duties and responsibilities for the Company are co-extensive with the entire scope of the Company’s business, that the Company has spent significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets and that such methods, technology, customer lists, customer relationships and trade secrets have significant value.

By continuing employment with the Company, Employee understands and agrees that: (a) Employee will not bring any confidential information of any former employer, nor any proprietary work product created as part of Employee’s duties with Employee’s former employer; and (b) Employee will not use or disclose any former employer’s confidential information or proprietary work product in the performance of Employee’s duties with the Company. Further, Employee represents that Employee is not subject to any contract that would prohibit Employee from performing Employee’s duties for the Company.

7.

Remedies. Employee acknowledges that the compliance with the terms of this Agreement is necessary to protect the Confidential Information, customer relationships and goodwill of the Company and that any breach by Employee of this Agreement will cause continuing and irreparable injury to the Company for which money damages would not be an adequate remedy. Employee acknowledges that affiliates are and are intended to be third party beneficiaries of this Agreement. Employee acknowledges that the Company and any affiliate shall, in addition to any other rights or remedies they may have, be entitled to injunctive relief for any breach by Employee of any part of this Agreement. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company and its affiliates.

8.	Severability; Modification. It is expressly agreed by Employee that:

(a)

Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, Employee agrees that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

(b)

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

9.

Non-Disparagement. Subject to Section 3(c), Employee understands and agrees that Employee will not disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants or customers and will not engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities.

10.

Applicable Law. This Agreement shall be construed, interpreted, and enforced, and its validity and enforceability determined, strictly in accordance with the laws of the State of Delaware without applying its conflicts of laws principles.

11.

Exclusive Jurisdiction/Venue. The parties agree that all litigation arising out of or relating to Sections 2 (Non-Solicitation), 3 (Confidential Information), and 6 (Non-Competition) of this Agreement must be brought in Cook County, Illinois or the federal court of competent jurisdiction sitting in Cook County, Illinois, and each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding. All other disputes, controversies or questions arising under, out of, or relating to this Agreement or the breach thereof, other than those disputes relating to alleged violations of Sections 2 (Non-Solicitation), 3 (Confidential Information), and 6 (Non-Competition) of this Agreement, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association’s Commercial Arbitration Rules and Mediation Procedures (the “Rules”).

Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within thirty (30) days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules. With respect to any claim brought to arbitration hereunder, both the Company and Employee shall be entitled to recover whatever damages would otherwise be available in any legal proceeding based upon the federal and/or state law applicable to the claim. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Employee. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and any other expenses connected with representing their cases. Other costs, including the fees of the mediator, the arbitrator, the cost of any record or transcript of the arbitration, and administrative fees, shall be borne equally by the parties, one-half by Employee, on the one hand, and one-half by the Company, on the other hand.

12.

Assignability. The rights herein may be assigned by the Company and shall bind and inure to the benefit of the Company’s successors, assigns, heirs and representatives. If the Company makes any assignment of the rights herein, Employee agrees that this Agreement shall remain binding upon Employee in any event.

13.	Acceptance. The parties agree that this Agreement is accepted electronically.

I hereby acknowledge that I have reviewed the Agreement and agree to comply with the terms and conditions set forth herein.

EMPLOYEE ACCEPTANCE

/s/ Joseph Flanagan
Joseph Flanagan